UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 28, 2023

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (218) 634-3500

Not Applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ANIP	Nasdaq Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 28, 2023, the Board of Directors (the “Board”) of ANI Pharmaceuticals, Inc. (the “Company”) approved the Second Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective immediately. The Board adopted certain clarifying amendments and other updates, portions of which relate to the new Securities and Exchange Commission rules regarding universal proxy cards and certain recent amendments to the Delaware General Corporation Law (“DGCL”). These amendments, among other items, made the following changes:

•	Article II, Section 4 of the Bylaws has been amended to provide procedural mechanics for waivers of notice for special meetings of stockholders;

•	Article II, Section 5 of the Bylaws has been amended to update the quorum requirement at meetings, other than those called by the Board, to at least a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy (instead of at least one-third of the voting power for meetings called by the Board);

•	Article II, Section 5 of the Bylaws has also been amended to specify that notice of an adjourned meeting need not be given if the date, time, and place of such adjourned meeting is displayed during the meeting on the electronic network used for the virtual meeting;

•	Article II, Section 9 of the Bylaws has been amended to delete the requirement to make a stockholder list available for examination at stockholder meetings, consistent with recent amendments to the DGCL;

•	Article II, Section 12(b) of the Bylaws has been amended to enhance certain procedural mechanics and disclosure requirements in connection with stockholder submissions of proposals regarding certain business to be conducted at annual meetings of stockholders, including required disclosures and representations by proposing stockholders and their associates, including, among other items, disclosure relating to ownership of Company securities, information relating to such stockholder or its associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business, and arrangements between proposing stockholders and their associates;

•	Article II, Section 13(b) of the Bylaws has been amended to enhance certain procedural mechanics and disclosure requirements in connection with stockholder nominations of directors, including by (i) requiring additional background information, disclosures, and representations from director nominees and those associated with them, including, but not limited to, information regarding the beneficial ownership of capital stock of the Company by such person or its affiliates and regarding the person’s qualifications and background; (ii) requiring similar information from nominating stockholders and those associated with them; and (iii) specifying procedural requirements with which nominating stockholders using the universal proxy rule must comply;

•	Article III, Section 9 of the Bylaws has been amended to clarify the limits to which committees may exercise the powers, duties, and authorities of the full Board, namely, that committees cannot amend the Certificate of Incorporation of the Company; adopt an agreement of merger or consolidation; recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; recommend to the stockholders a dissolution of the Company or a revocation of a dissolution; or amend the Bylaws and that no committee of the Board may declare a dividend or to authorize the issuance of stock unless the resolution creating such committee expressly so provides;

•	Article VIII of the Bylaws has been amended to replace the prior indemnification provisions with a comprehensive indemnification and advancement regime and to further conform the Bylaw indemnification provisions with those included in the Company’s Certificate of Incorporation. These amendments, among other items, (i) limit indemnification in the case of proceedings brought by the officer or director against the Company, only if authorized by the Board, (ii) provide indemnification rights with specificity and (iii) provide for the mandatory advance of expenses subject to certain limitations, such as making advancement conditional upon consent of the Board under certain circumstances; and

•	Article IX of the Bylaws has been amended to add a forum selection clause which (i) requires all litigation concerning the internal affairs of the Company to proceed in the State of Delaware and (ii) requires all cases brought to enforce a duty or liability created by the Securities Act of 1933, or any successor thereto (the “Securities Act”) or the Securities Exchange Act of 1934 to be litigated in federal court.

The foregoing description of the Bylaws does not purport to be complete and is qualified entirely by reference to the full text of the Bylaws, which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 9.01	Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Second Amended and Restated Bylaws of ANI Pharmaceuticals, Inc.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2023	ANI PHARMACEUTICALS, INC.

	By:	/s/ Stephen P. Carey
	Name:	Stephen P. Carey
	Title:	Senior Vice President Finance and Chief Financial Officer